Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-208151 of United Parcel Service, Inc. on Form S-8 of our report dated June 18, 2026, relating to the financial statements of the UPS 401(k) Savings Plan, appearing in the Annual Report on Form 11-K of the UPS 401(k) Savings Plan for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 18, 2026